Exhibit 77Q1(d)

Gateway Trust

Hansberger International Series

Natixis Cash Management Trust
Natixis Funds Trust I
Natixis Funds Trust II
Natixis Funds Trust III
Natixis Funds Trust IV

Loomis Sayles Funds I
Loomis Sayles Funds II


Amended and Restated Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

Effective as of May 1, 2009

Each series of Gateway Trust, Hansberger International Series, Natixis Cash Management Trust, Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust III, Natixis Funds Trust IV, Loomis Sayles Funds I and Loomis Sayles Funds II (each series individually a "Fund" and such Trusts collectively the "Trusts") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, Class J shares, Class Y shares, Admin Class shares, Advisor Class shares, Institutional Class shares and Retail Class shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined below; (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class; and (d) each class may have different conversion and exchange rights, as described below. In addition, each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds' prospectuses (including statements of additional information) as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust, by action of the Board of Trustees of each Trust. Natixis Cash Management Trust (the "Money Market Fund") and Hansberger International Series, in certain instances, are treated differently. In such instances, the treatment is specifically noted.

Initial Sales Charge

Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940 (the "1940 Act") and as described in the Funds' prospectuses as from time to time in effect.

Prior to December 1, 2000, Class C shares were offered at a public offering price equal to their NAV, without an initial sales charge. From December 1, 2000 through January 31, 2004, Class C shares were offered at a public offering price that was equal to their NAV plus a sales charge of 1.00% of the public offering price (which maximum may be less for certain Funds, as was described in the Funds' then effective prospectuses as may have been in effect from time to time). The sales charges on Class C shares were subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds' then effective prospectuses as may have been in effect from time to time. On and after February 1, 2004, Class C shares are offered at a public offering price equal to their NAV, without an initial sales charge.

Class J shares of the Funds are offered at a public offering price that is equal to their NAV plus a front end sales charge of up to 3.50% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class J shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

Class B, Class C, Class Y, Admin Class, Advisor Class,
Retail Class and Institutional Class shares are offered at their NAV, without an initial sales charge.

Class A shares of the Money Market Fund are offered at their NAV, without an initial sales charge.



Contingent Deferred Sales Charge

Purchases of Class A shares of $1 million or more, purchases of Class C shares or purchases by certain retirement plans as described in the Funds prospectuses as from time to time in effect, that are redeemed within one year from purchase are subject to a contingent deferred sales charge (a "CDSC") of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class A and C shares are not otherwise subject to a CDSC.

Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% (4% for shares purchased prior to May 1, 1997) of either the purchase price or the NAV of the shares redeemed, whichever is less; such percentage declines the longer the shares are held, as described in the Funds' prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or capital gain distributions are not subject to a CDSC. Effective July 30, 2007, no new accounts will be opened in Class B shares. Effective October 12, 2007, no additional investments may be made into Class B shares.

The CDSC on Class A, Class B and Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

Class J, Class Y, Admin Class, Institutional Class and
Retail Class shares are not subject to any CDSC.

Class A, Class B and Class C shares of the Money Market Fund are offered at their net asset value ("NAV"), without a CDSC.

Service, Administration and Distribution Fees

Class A, Class B, Class C, Class J, Admin Class and Retail Class shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plans") for such classes. Class A, Class B, Class C, Class J, Admin Class and Retail Class shares also bear any costs associated with obtaining shareholder approval of any amendments to a 12b-1 Plan. There is no 12b-1 Plan for Advisor Class, Class Y or Institutional Class shares. Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the prospectus of each Fund as from time to time in effect.

Class A, Class B, Class C and Retail Class shares each pay, pursuant to the 12b-1 Plans, a service fee of up to 0.25% per annum of the average daily net assets attributable to such class (which percentage may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect).

Class A shares do not pay a distribution fee pursuant to the 12b-1 Plans.

Class B and Class C shares pay, pursuant to the 12b-1 Plans, a distribution fee of up to 0.75% per annum of the average daily net assets attributable to such class of shares (which percentages may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect).

Class J shares pay, pursuant to the 12b-1 Plans, distribution and service fees of up to 0.75% of the average net assets attributable to Class J shares (which percentage may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect).

Admin Class shares pay, pursuant to the 12b-1 Plans, distribution and service fees of up to 0.25% of the average daily net assets attributable to Admin class shares (which percentages may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). In addition, Admin Class shares pay administrative fees to certain financial intermediaries for providing personal service and account maintenance for their customers who hold Admin class shares. These fees are paid on the average daily net assets attributable to Admin Class shares at the annual rate stated in the Funds' prospectuses as from time to time in effect.

Class A, Class B and Class C shares of the Money Market Fund do not pay any distribution or service fees.

Conversion and Exchange Features

Class B shares automatically convert to Class A shares of the same Fund eight years after purchase, except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted. This conversion from Class B shares to Class A shares occurs once per month for all Class B shares that reach their eighth year over the course of that particular month.

A Retail Class shareholder of a Fund who accumulates shares with a value greater than or equal to the minimum investment amount for Institutional Class shares of that same Fund may, at the shareholder's option upon written notice to the Trust, convert the shareholder's Retail Class shares of that Fund into Institutional Class shares of the same Fund at NAV, provided that the shareholder would otherwise be eligible to purchase Institutional Class shares of the Fund. An Institutional Class shareholder may, upon written notice to the Trust, convert the shareholder's Institutional Class shares into Retail Class shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Institutional Class shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Institutional Class shares, provided that the shareholder would otherwise be eligible to purchase Retail Class shares of the Fund.

Class A, Class C, Class Y, Class J, Admin Class, Advisor
Class shares or Institutional Class shares of Hansberger
International Series do not convert to any other class of shares.

To the extent provided in the prospectus of the relevant
Fund as from time to time in effect, Class A shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Class A shares of any other Fund that offers Class A shares without the payment of a sales charge, except that if Class A shares of a Fund are exchanged for shares of a Fund with a higher sales charge, then the difference in sales charges must be paid on the exchange. The holding period for determining any CDSC will include the holding period of the shares exchanged. Class A shares of the Money Market Fund on which no sales charge was previously paid or for which no holding period has commenced for purposes of determining the applicable CDSC may be exchanged for Class A shares of any other Funds on the basis of relative net asset value plus the sales charge applicable to initial purchases of Class A shares of the other Fund into which the shareholder is exchanging, and the holding period for purposes of determining the CDSC will commence at the time of the exchange. Class A shares of the Money Market Fund (including any reinvested dividends) received in exchange for Admin Class shares, Institutional Class shares or Retail Class shares of another Fund may be exchanged only for Admin Class shares, Retail Class shares or Institutional Class shares, as the case may be, of a Fund that offers such shares (this restriction may be waived by the officers of a Fund).

Class A shares of a Fund acquired in connection with certain deferred compensation plans offered by New England Life Insurance Company ("NELICO") and its affiliates to any of their directors, senior officers, agents or general agents may be exchanged, at the holder's option and with the consent of NELICO, for Class Y shares of the same Fund or for Class Y shares of any other Fund that offers Class Y shares.

Class A shares of a Fund acquired by investors in "wrap programs" approved by the Funds' distributor or clients of registered investment advisers ("RIAs") may be exchanged for Class Y shares of the same Fund without payment of a CDSC.

Shareholders who held shares of the predecessor of the Gateway Fund at the time of its reorganization into the Gateway Fund may exchange their Class A shares for Class Y shares of the Gateway Fund if the shareholder's account value is $100,000 or more or if the shareholder meets the eligibility requirements of Class Y as described in the Fund's prospectus as from time to time in effect.

To the extent provided in the prospectus of the relevant
Fund as from time to time in effect, Class B shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Class B shares of any other Fund that offers Class B shares, without the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. Class B shares of any Fund may also be exchanged for Class B shares of the Money Market Fund, without the payment of a CDSC, in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, will stop and will resume only when an exchange is made back into Class B shares of a Fund other than the Money Market Fund. If the Money Market Fund shares received in an exchange are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. If such Money Market Fund shares are exchanged for Class B shares of a Fund other than the Money Market
Fund, no CDSC will apply to the exchange, and the holding period for the acquired shares will include the holding period of the shares that were exchanged for the Money
Market Fund shares (but not the period during which the Money Market Fund shares were held). Class B shares of the Money Market Fund may be exchanged for Class B shares of any other Fund on the basis of relative net asset value, subject to the CDSC schedule of the Fund acquired. For purposes of computing the CDSC payable upon redemption of shares acquired by such exchange, and the conversion of such shares to Class A shares, the holding period of any other Fund's shares that were exchanged for Class B shares of the Money Market Fund is included, but the holding period of the Class B shares of the Money Market Fund is not included.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class C shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Class C shares of any other Fund that offers Class C shares, without payment of a CDSC. The holding period for determining the CDSC will include the holding period of the shares exchanged. Class C shares may also be exchanged for Class C shares of the Money Market Fund without the payment of a CDSC in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, will stop and will resume only when an exchange is made back into Class C shares of a Fund. If the Money Market Fund shares received in an exchange are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. Class C shares of the Money Market Fund may be exchanged for Class C shares of any other Fund on the basis of relative net asset value, subject to the CDSC schedule of the Fund acquired. Class C shares in accounts of a Money Market Fund that were established prior to December 1, 2000 or that had previously been subject to a sales charge or that are established after January 31, 2004, may be exchanged for Class C shares of a Fund without a sales charge. Class C shares in accounts of a Money Market Fund established on or after December 1, 2000 and through January 31, 2004 may have been exchanged into Class C shares of a Fund subject to the Fund's applicable sales charge and CDSC.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class J shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Class J shares of any other Fund that offers Class J shares without the payment of a sales charge.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class Y shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, (i) for Class Y shares of any other Fund that offers Class Y shares, (ii) for Institutional Class of any other Fund that offers Institutional Class (except Funds that are part of the Hansberger International Series) or (iii) for Class A shares of the Money Market Fund that does not offer Class Y shares or Institutional Class shares to the general public.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Admin Class shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Admin Class shares of any other Fund that offers Admin Class shares without the payment of a sales charge. Admin Class shares may also be exchanged for Class A shares of the Money Market Fund.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Advisor Class shares of any fund within the Hansberger International Series may be exchanged, at the holder's option and subject to minimum investment requirements, for Advisor Class shares of any other fund within the Hansberger International Series that offers Advisor Class shares.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Institutional Class shares of any Fund (except Funds that are part of the Hansberger International Series) may be exchanged, at the holder's option and subject to minimum investment requirements, (i) for Institutional Class shares of any other Fund that offers Institutional Class shares (except Funds that are part of the Hansberger International Series),
(ii) for Class Y shares of any other Fund that offers Class Y shares or (iii) for Class A shares of the Money Market Fund that does not offer Class Y shares or Institutional Class shares to the general public. Institutional Class shares of any fund within the Hansberger International Series may be exchanged, at the holder's option and subject to minimum investment requirements, for Institutional Class shares of any other fund within the Hansberger International Series that offers Institutional Class shares.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Retail Class shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Retail Class shares of any other Fund that offers Retail Class shares without the payment of a sales charge. Retail Class shares may also be exchanged for Class A shares of the Money Market Fund.

All exchanges are subject to the eligibility requirements or other restrictions of the class and Fund including minimum investment requirements to which the shareholder is exchanging. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder deemed to be engaging in market timing activity as defined in the Funds' prospectuses as from time to time in effect. The Funds may terminate or change the exchange privilege at any time upon 60 days' notice to shareholders.

Allocation of Income and Expenses

Each Class of shares pays the expenses associated with its different distribution and shareholder servicing arrangements ("Account Expenses"). Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 fees and Account Expenses, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

*	Expenses incurred by a Trust (including, but not
limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Level
Expenses"); and

*	Expenses incurred by a Fund not attributable to any
particular class of the Fund's shares (for example, advisory fees, custodial fees or other expenses relating to the management of the Fund's assets)
("Fund Expenses").

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net assets in relation to the net assets of the relevant Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. However, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes in proportion to the net assets of each such class. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the independent Trustees determine that the method is fair to the shareholders of each class and consistent with the requirements of Rule 18f-3.

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